Exhibit (a)(5)(FF)

NORTHROP GRUMMAN CORPORATION
Public Information
1840 Century Park East
Los Angeles, California  90067-2199
Telephone:   310-553-6262
Fax:         310-556-4561

Contact:     Frank Moore (Media) (310) 201-3335
             Gaston Kent (Investors) (310) 201-3423

For Immediate Release

NORTHROP GRUMMAN ANNOUNCES
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NEWPORT NEWS SHIPBUILDING EXCHANGE RATIO
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     LOS ANGELES -- Nov. 27, 2001 -- Northrop Grumman Corporation (NYSE:
NOC) announced today in connection with its offer to acquire all of the outstanding shares (including associated preferred stock purchase rights) of Newport News Shipbuilding (NYSE: NNS) that the exchange ratio for the common stock of Newport News has been fixed at 0.7193.

     Accordingly, stockholders of Newport News who elect to receive solely Northrop Grumman common stock in the offer will receive approximately
0.7193 shares for each share of Newport News common stock validly tendered by the expiration of the offer (subject to the proration procedures and limitations described in the offer) provided the offering period expires at 12:00 midnight New York City time on Nov. 29, 2001. In the event the offering period is extended, the exchange ratio will be recalculated and Northrop Grumman will issue a press release disclosing the new exchange ratio.

     Northrop Grumman also announced pursuant to the Northrop
Grumman-Newport News merger agreement the Parent Stock Value is approximately $93.84. As a result of this determination and the expected retirement of certain Newport News indebtedness for Newport News shares as contemplated by the merger agreement:

     o The number of Newport News shares outstanding as of the expiration of the offer is currently expected to be approximately 32,512,951, and

     o The amount of cash available for the offer and the merger, subject to adjustment according to the terms of the merger agreement, is currently expected to be approximately
          $633,452,178, excluding possible increases for shares issued pursuant to option exercises and fractional shares.

     Northrop Grumman declared on Nov. 20, 2001, a quarterly dividend of 40 cents per share of Northrop Grumman common stock, payable Dec. 15, 2001, to stockholders of record Dec. 3, 2001. Northrop Grumman also said that stockholders of Newport News who validly tender their shares in the offer and whose shares are accepted in the offer prior to Dec. 3, 2001, will be entitled to receive payment of the declared dividend.

     Northrop Grumman also announced that the New York Stock Exchange had approved for listing the 16,636,885 shares of Northrop Grumman common stock, including purchase rights, to be issued in the offer. Northrop Grumman said it expects to have approximately 111,211,390 shares of common stock outstanding following completion of the transaction.

     Northrop Grumman Corporation is a $15 billion, global aerospace and defense company with its worldwide headquarters in Los Angeles. Northrop Grumman provides technologically advanced, innovative products, services and solutions in defense and commercial electronics, systems integration, information technology and non-nuclear shipbuilding and systems. With 80,000 employees and operations in 44 states and 25 countries, Northrop Grumman serves U.S. and international military, government and commercial customers.

     Newport News' primary business is the design, construction, repair, overhaul and refueling of nuclear-powered aircraft carriers and submarines for the U.S. Navy. Newport News also provides ongoing fleet services for other U.S. Navy vessels through work in overhauling, lifecycle engineering, and repair. For more information, visit the Newport News Web site: www.nns.com.

     NEWPORT NEWS STOCKHOLDERS SHOULD READ THE REGISTRATION STATEMENT ON FORM S-4, AS LAST AMENDED ON NOVEMBER 20, 2001, FILED BY NORTHROP GRUMMAN IN CONNECTION WITH ITS OFFER TO EXCHANGE ALL OF THE OUTSTANDING CAPITAL STOCK OF NEWPORT NEWS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY BEFORE MAKING ANY DECISIONS WITH RESPECT TO THE OFFER TO EXCHANGE BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION. COPIES OF THE REGISTRATION STATEMENT AND ANY RELATED DOCUMENTS FILED WITH THE SEC WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SEC'S WEBSITE AT WWW.SEC.GOV.
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     THE ABOVE NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS REGARDING
THE MERGER OF NORTHROP GRUMMAN AND NEWPORT NEWS. THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY NOT BE REALIZED, OR MAY VARY MATERIALLY FROM RESULTS THAT MAY BE DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY AFFECT ACTUAL RESULTS INCLUDE THE RISKS INHERENT IN COMPLETING THE ACQUISITION OF NEWPORT NEWS ON A TIMELY BASIS, IF AT ALL, THE SUCCESSFUL INTEGRATION OF NEWPORT NEWS INTO NORTHROP GRUMMAN'S BUSINESS, THE TIMELY DEVELOPMENT AND MARKET ACCEPTANCE OF THE PRODUCTS AND SERVICES OF THE COMBINED COMPANIES, NORTHROP GRUMMAN'S ABILITY TO REMAIN COMPETITIVE IN A HIGHLY COMPETITIVE AND RAPIDLY CHANGING MARKETPLACE, AND THE OTHER RISKS DETAILED FROM TIME TO TIME IN EACH COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING, BUT NOT LIMITED TO, NORTHROP GRUMMAN'S REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000.

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